Exhibit 99.1

September 19, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS AUGUST 2012 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“August showed solid operating metrics in most of our businesses,” said CEO Paul Reilly. Securities commissions and fees were up 8 percent versus the preceding month to $250 million. This compares well to the S&P 500 index, which was up 2 percent in August. The Private Client Group and Fixed Income were responsible for the growth in this area.
Assets under administration grew to a record $383 billion, up 1 percent from the preceding month. Assets under management grew to a record $42 billion, up 2 percent from the previous month. Bank loans grew 1 percent during the month to $8 billion, continuing its positive momentum.
Although Fixed Income had a strong rebound in August, Equity Capital Markets continues to be challenged as the business further declined from an already weak July.
The Morgan Keegan integration remains on track as we continue to meet or exceed our internal benchmarks. September to date has provided a positive start for all of our businesses, but the near-term outlook remains uncertain as we near the U.S. elections.

About Raymond James Financial, Inc.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Inc., member New York Stock Exchange/SIPC; Raymond James Financial Services, Inc., member FINRA/SIPC; Morgan Keegan & Co., Inc., member FINRA/SIPC (branded as Raymond James | Morgan Keegan) and Raymond James Ltd., member Investment Industry Regulatory Organization of Canada/CIPF, have over 6,000 financial advisors serving 2 million accounts in over 2,500 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $380 billion, of which approximately $40 billion are managed by the firm’s asset management subsidiaries.

Forward Looking Statements
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, the integration of Raymond James' and Morgan Keegan's businesses including the diversion of management time on integration issues, or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2011, March 31, 2012 and June 30, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	August 31, 2012		July 31, 2012		August 31, 2011
	(23 business days)		(21 business days)		(23 business days)

Total securities commissions and fees (1)	$249.7	mil.	$231.4	mil.	$190.1	mil.

Client assets under administration (2)	$383	bil.	$379	bil.	$269	bil.

Financial assets under management (3)	$42	bil.	$41	bil.	$34	bil.

Raymond James Bank total loans, net	$8.0	bil.	$7.9	bil.	$6.4	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes institutional assets of approximately $22 billion for both August 31, 2012 and July 31, 2012, and $2.9 billion for August 31, 2011.
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.